Exhibit 99.2

                                   FOR:      OrNda HealthCorp

                                   CONTACT:  Keith B. Pitts
                                             Executive Vice President and
                                             Chief Financial Officer
                                             OrNda HealthCorp
                                             (615) 383-8599

          FOR IMMEDIATE RELEASE

                                             Naomi Rosenfeld/
                                             Robert P. Jones
                                             Media Contact:
                                             Vic Beaudet
                                             Morgen-Walke Associates
                                             (212) 850-5600

             ORNDA HEALTHCORP, SUMMIT HEALTH LTD. AND AMERICAN HEALTHCARE
                          MANAGEMENT, INC. COMPLETE MERGERS

                    Nashville, Tennessee, Burbank California and King of Prussia, Pennsylvania April 19, 1994 -- OrNda HealthCorp (NASDAQ:ORND), Summit Health Ltd. (NASDAQ:SUMH) and American Healthcare Management, Inc. (NYSE:AHI) today jointly announced completion of their respective mergers. As a result of the mergers which became effective today, American Healthcare was merged with and into OrNda, with OrNda HealthCorp as the surviving company, and Summit Health will become a wholly owned subsidiary of OrNda HealthCorp.

                    In connection with the mergers, Donald J. Amaral, John
          F. Nickoll and John J. O'Shaughnessy have joined OrNda's Board of Directors. Mr. Amaral was formerly the Chief Executive Officer, President and a director of Summit Health. Messrs. Nickoll and O'Shaughnessy were formerly directors of American Healthcare.

                    In connection with the mergers, OrNda has announced that it and one of its wholly owned subsidiaries will be co-obligor on the American Healthcare Management 10% Senior Subordinated Notes due 2003.

                    American Healthcare and Summit Health stockholders will be sent information explaining the procedures to be followed for exchanging their shares for shares of OrNda HealthCorp common stock which they are entitled to receive as a result of the mergers.

                    OrNda has operations in 17 states and operates 46 acute-care hospitals with more than 7,700 licensed beds, two psychiatric centers with 138 licensed beds, four surgery centers and a Medicaid HMO with more than 22,000 covered lives. OrNda is the fifth largest investor-owned hospital management company in the United States with annual pro forma revenues of $1.5 billion.

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